KANSAS CITY SOUTHERN INDUSTRIES, INC.
                               AND SUBSIDIARY COMPANIES
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         EXPLANATION OF GRAPHICS USED IN THE MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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  MD&A
  Graph
Reference               Description (Years ended December 31,)
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1       KCSR Net Ton Miles - thousands of net ton miles is displayed along with average revenue per thousand net ton mile.

                                      1990     1991     1992      1993   1994
        Net Ton Miles, in millions    12.1     12.2     13.3      13.8   17.5
        Average Revenue per
          Net Ton Miles             $24.93   $24.94   $23.88    $23.74 $25.82

2 KCSR Revenues - graph displays the components of KCSR revenue summarized in three categories; general commodity, coal and other. (in millions)

                                      1990     1991     1992      1993     1994
        General Commodities         $196.3   $198.6   $212.8    $222.2   $350.0
        Coal                         105.9    106.5    105.5     106.2    101.7
        Other                         17.7     17.1     17.3      17.1     20.8

3 KCSR Carloadings - carloadings are displayed in two major categories, general commodity and unit coal.

                                      1990     1991     1992      1993      1994
        General Commodity          323,796  320,286  336,007   370,703   596,281
        Unit Coal                  160,802  158,217  165,832   178,085   163,062

4 DST Revenues - DST revenue components are displayed and summarized into four categories; transaction processing and computer services, output services, insurance software sales and processing and other. (in millions)

                                      1990     1991     1992      1993      1994
        Transaction Processing &
          Computer Services         $108.2   $149.9   $178.4    $216.8    $267.8
        Output Services               33.9     54.2     86.9     116.4     127.1
        Other                          7.4      7.0      5.2       9.0       9.4

5 DST Mutual Fund Shareowner Accounts - this graph shows the total number of DST mutual fund Shareowner accounts serviced.

                                      1990     1991     1992      1993     1994
        Mutual Fund Shareowner Accounts
         Serviced, in millions        20.4     18.7     22.4      28.0     32.1


6 OTI Laser Clicks - the total number of output pages printed by DST's wholly-owned subsidiary, Output Technologies, Inc., is displayed.

                                      1990     1991     1992      1993      1994

        Total Number of Pages Printed,
          in millions                  239      322      460       669       802

7 Assets Under Management - growth in total assets under management along with revenue growth of the Registrant's Financial Asset Management business is displayed.

                                      1990     1991     1992      1993      1994

        Janus Revenues, in millions  $19.1    $41.7    $97.5    $162.7    $180.5
        Janus Assets Under Management,
          in billions                 $3.1     $8.7    $15.5     $22.2     $22.9

        Berger Revenues, in millions
          (since acquisition)                                               $7.8
        Berger Assets Under Management
          in billions                                                       $3.0

8 DST Equity in Earnings of Unconsolidated Affiliates - total equity in the earnings of DST unconsolidated affiliates is presented.

                                      1990     1991     1992      1993      1994

        Equity in Earnings,
         in millions                  $6.5     $8.2    $11.6     $12.0     $24.5

9 Net Cash Flow from Operations as Compared to Net Income - operating cash flows are contrasted with net income. (in millions)

                                      1990     1991     1992      1993      1994
        Net Income                   $41.4    $41.9    $63.8     $90.5    $104.9
        Operating Cash Flows          77.6    111.4    122.9     189.2     235.3

10 Debt as a Percent of Total Debt + Equity - the debt ratio is displayed in this graph.

                                     1990     1991     1992      1993      1994
        Debt to Debt+Equity Ratio   50.9%    46.7%    49.2%     59.9%     59.6%
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